Bogotá D.C., July 11, 2003

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission on June 14, 2001 (Registration Statement No. 333-13624), as amended (the “Registration Statement”), of $135,000,000 aggregate principal amount of the Republic’s 10.375% Global Bonds due 2033 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated June 14, 2001 included in the Registration Statement, as supplemented by the Prospectus Supplement dated July 1, 2003 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994 between the Republic and JPMorgan Chase Bank, the form of which was incorporated by reference as an exhibit to the Registration Statement;

(iii) the global Security dated July 11, 2003 in the principal amount of $135,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated July 11, 2003 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following laws and decrees of the Republic, under which the issuance of the Securities has been authorized (copies and translations of which have been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172): Law 80 of October 28, 1993 and Decree 2681 of December 29, 1993; and

(vi) the following additional acts of the Republic under which the issuance of the Securities has been authorized (translations of which are attached as exhibits hereto): External Resolution No. 3 of June 20, 2003 of the Board of Directors of the Central Bank

of Colombia and Resolution No. 1204 of June 27, 2003 of the Ministry of Finance and Public Credit.

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 4 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2001 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “Validity of the Bonds” in the Prospectus Supplement referred to above.

Very truly yours,

/s/ AIDA CIPAGAUTA RODRÍGUEZ
Aida Cipagauta Rodríguez Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic of Colombia

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